Exhibit 99.1

scPharmaceuticals Announces Preliminary Unaudited Q4 and Full-Year 2023 Net

FUROSCIX® Revenue

Company anticipates Q4 2023 net FUROSCIX revenue to be approximately $5.9 to $6.1 million; full-year net FUROSCIX revenue of approximately $13.4 to $13.6 million

Gross-to-net (GTN) discount of approximately 18% from launch through the end of Q4

Inventory levels at the end of Q4 2023 consistent with the end of Q3 2023

Unaudited cash, cash equivalents and short-term investments of approximately $76 million as of December 31, 2023

BURLINGTON, Mass. – January 04, 2024 – scPharmaceuticals Inc. (Nasdaq: SCPH) (the “Company”), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced preliminary unaudited fourth quarter 2023 net FUROSCIX revenue in a range of $5.9 million to $6.1 million, representing sequential growth of 55% to 61% over $3.8 million net FUROSCIX revenue reported for the third quarter of 2023.

For the full year 2023, the Company anticipates net revenue to be in a range of $13.4 million to $13.6 million. The gross-to-net discount decreased to approximately 18% from launch through the end of Q4 versus 21% from launch through the end of Q3. The Company anticipates the gross-to-net discount to increase as FUROSCIX is added to more payer formularies. Inventory levels at the end of Q4 2023 were consistent with levels at the end of Q3 2023.

“We are very pleased with the continued traction that FUROSCIX is gaining among heart failure prescribers as reflected in the preliminary fourth quarter and full year net FUROSIX revenue that we are announcing today,” stated John Tucker, Chief Executive Officer of scPharmaceuticals. “We believe this positive trend speaks to the significant value that FUROSCIX delivers to payers, physicians and patients.”

scPharmaceuticals also announced today that unaudited cash, cash equivalents and short-term investments were approximately $76 million as of December 31, 2023.

These preliminary select financial results are unaudited and subject to change. scPharmaceuticals will report its final and complete fourth quarter and full-year 2023 financial results in March. The Company has not completed its financial closing procedures for the quarter or year ended December 31, 2023 and its actual results could be materially different from these preliminary financial results.

FUROSCIX® (furosemide injection) 80 mg/10mL for subcutaneous use

FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA) Class II and Class III chronic heart failure.

FUROSCIX is not indicated for use in emergency situations or in patients with acute pulmonary edema. The On-Body Infusor will deliver only an 80-mg dose of FUROSCIX.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria, patients with a history of hypersensitivity to furosemide or medical adhesives and in patients with hepatic cirrhosis or ascites.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

In patients with hepatic cirrhosis and ascites, sudden alterations of fluid and electrolyte balance may precipitate hepatic encephalopathy and coma. Treatment in such patients is best initiated in the hospital.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, furosemide should be discontinued.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

For more details, please read the full Prescribing Information at FUROSCIX.com/prescribing-information.pdf and Instructions for Use at FUROSCIX.com/instructions-for-use.pdf.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our anticipated financial results of the fiscal quarter and full year ended December 31, 2023. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of any unforeseen delays or setbacks in the commercialization of FUROSCIX, the risk of the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the receipt of regulatory approval for any of our product candidates or, if approved, the successful commercialization of such products, risks related to manufacturing and quality assurances processes, and the risk that global economic factors and uncertainties, including as a result of the COVID-19 pandemic, will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors:

PJ Kelleher

LifeSci Advisors, 617-430-7579

pkelleher@lifesciadvisors.com